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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement of Bachman Information Systems, Inc. on Form
S-4 of our report dated February 2, 1996 on the consolidated financial statements of Cadre Technologies, Inc. and its subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph referring to an uncertainty regarding Cadre's ability to continue as a going concern), appearing in the Prospectus/Joint Proxy Statement, which is part of this Registration Statement.

     We also consent to the reference to us under the heading "experts" in such Prospectus/Joint Proxy Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
June 11, 1996